Exhibit 107

CALCULATION OF FILING FEE TABLES

Form S-8

(Form Type)

Cerus Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee

Equity	2024 Equity Incentive Plan Common Stock, par value $0.001 per share	Other(2)	37,256,220(3)	$2.31	$86,061,868.20	.00014760	$12,702.73

Equity	Amended and Restated 1996 Employee Stock Purchase Plan Common Stock, par value $0.001 per share	Other(2)	2,000,000(4)	$2.31	$4,620,000.00	.00014760	$681.91

Total Offering Amounts					$90,681,868.20		$13,384.64

Total Fee Offsets							–

Net Fee Due							$13,384.64

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Act”), this Registration Statement shall cover any additional shares of common stock, $0.001 par value (“Common Stock”) of Cerus Corporation (“Cerus”) that become issuable under Cerus’ 2024 Equity Incentive Plan (the “EIP”) and Amended and Restated 1996 Employee Stock Purchase Plan (the “ESPP”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction without receipt of consideration which results in an increase in the number of shares of the outstanding Common Stock.

(2)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) and Rule 457(c) under the Act. The offering price per share and aggregate offering price are based on the average of the high and low prices of the Registrant’s Common Stock as reported on the Nasdaq Global Market on July 30, 2024.

(3)

As described in the Explanatory Note in this Registration Statement, represents (i) 12,093,629 shares of Common Stock available for issuance under the EIP and (ii) 25,162,591 shares of Common Stock that may become available for issuance as a result of shares subject to outstanding awards under the Cerus Corporation Amended and Restated 2008 Stock Incentive Plan and the Cerus Corporation Inducement Plan that are not issued because such awards expire or otherwise terminate without all of the shares covered by such awards having been issued, are not issued because the awards are settled in cash or are forfeited back to or repurchased by the Company because of a failure to vest.

(4)	Represents 2,000,000 shares of Common Stock reserved for issuance under the ESPP.